EXHIBIT 10.1

FOURTH AMENDMENT TO CREDIT AGREEMENT AND LIMITED WAIVER

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into effective as of May 16, 2013, among American Standard Energy, Corp., a Nevada corporation (“Borrower”), the lenders party to the Credit Agreement (defined below) from time to time (the “Lenders”), and Macquarie Bank Limited, as administrative agent for such Lenders (in such capacity, the “Administrative Agent”; together with Borrower, and the other undersigned parties hereto, each a “Party” and, collectively, the “Parties”).

Background

A.           Borrower and Macquarie Bank Limited, as Administrative Agent and a Lender entered into that certain Credit Agreement dated September 21, 2011 (as amended, restated, modified or otherwise supplemented from time to time, the “Credit Agreement”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

B.           Borrower, Lender and Administrative Agent desire to modify certain terms and conditions of the Credit Agreement.

Agreements

In consideration of the mutual covenants of Borrower, Lender and Administrative Agent set forth in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the Parties, Borrower, Lender and Administrative Agent hereby agree as follows:

1. Amendments to Credit Agreement.

a. Section 1.2 of the Credit Agreement is amended as follows:

i. Section 1.2(b) of the Credit Agreement is deleted in its entirety and replaced with the following:

The Borrowing Base available under the Revolving Loan is $0.00.  Notwithstanding anything to the contrary contained herein, there shall be no further re-determinations of the Borrowing Base.

ii. New subsection (g) is added as follows:

As of the date of the Fourth Amendment, the amount available to be drawn under the Revolving Loan is $0.00.

b. Section 1.3 of the Credit Agreement is amended by adding new subsection (d) as follows:

As of the date of the Fourth Amendment, the amount available to be drawn under the Term Loan is $0.00.

c. Section 1.9(a) of the Credit Agreement is amended by replacing all references to “the Maturity Date” with “May 17, 2013”.

d. Section 1.9(b) of the Credit Agreement is amended by deleting the first sentence in its entirety and replacing it with the following:

Beginning on the last Business Day of May 2013 and continuing on the last Business Day of each following month, Borrower will amortize the outstanding principal amount under the Term Loan by paying to Administrative Agent, for the ratable benefit of each Lender, the amounts set forth on the attached Schedule 1.9(b).  For the avoidance of doubt, the amounts set forth on Schedule 1.9(b) supersede the Scheduled Prepayment, and Borrower is no longer required to make the Scheduled Prepayment.

e. Section 1.13 of the Credit Agreement is amended by adding new subsection (c) as follows:

(c)           Commencing April 2013, each month, after disbursement from the Borrower Sub-Account of amounts requested by Borrower and Approved by Administrative Agent to pay current joint interest billings in relation to the Double Down 24-13 #1H Well, Administrative Agent will apply to the Obligations, in accordance with the Credit Agreement, 100% of the remaining net production proceeds received from the Operator and attributable to the Double Down 24-13 #1H Well for that Measured Month.  This Section 1.13(c) supersedes the terms and conditions for the Double Down Payment set forth in the Waiver Letter.

f. Section 9.1 of the Credit Agreement is amended by deleting the reference to “Sections 9.1(h), (k), (n) and (o)-(s)” and replacing it with a reference to “Sections 9.1(h), (k), (n), (o)-(p) and (r)-(s)”.

g. Appendix A of the Credit Agreement is amended as follows:

i. The following definitions shall be inserted in alphabetical order:

“Double Down Payment” means that certain payment of the Net Production Proceeds of the Double Down 24-13 #1H Well, as more particularly set forth in Section 4 of the Waiver Letter.

“Fourth Amendment” means that certain Fourth Amendment to Credit Agreement and Limited Waiver, dated effective as of  May 16, 2013, by and among Borrower, Lender and Administrative Agent.

“Scheduled Prepayment” means that certain $1,500,000.00 prepayment provided for in Section 7 of the Waiver Letter.

“Waiver Letter” means that certain letter agreement, dated as of February 15, 2013, by and among Borrower, Lender and Administrative Agent, pursuant to which Administrative Agent and Lender agreed to provide certain limited waivers of requirements under the Credit Agreement in exchange for the Scheduled Prepayment and the Double Down Payment.

ii. The definition of Availability Termination Date is amended by deleting the words “the Maturity Date” in clause (a) of such definition and replacing them with the words “the date immediately prior to the date of the Fourth Amendment”.

iii. The definition of Change of Control is amended by deleting clause (b) in its entirety and replacing it with the following:

(i) Either Scott Feldhacker or Richard MacQueen cease to be materially involved in the management of the Borrower and the development of the Properties or either resign or are removed as Chief Executive Officer and President, respectively, of Borrower, and Steven Person and Joshua Haislip are not immediately thereafter appointed as Chief Executive Officer and Chief Financial Officer, respectively, of Borrower, or (ii) after such appointment, either Steven Person or Joshua Haislip cease to be materially involved in the management of the Borrower and the development of the Properties or either resign or are removed as Chief Executive Officer and Chief Financial Officer, respectively, of Borrower.

2. Exhibits and Schedules.  The Exhibits and Schedules to the Credit Agreement are amended as follows:

a. Existing Schedule 1.6(c) is deleted in its entirety and replaced with Schedule 1.6(c) attached hereto.

b. Schedule 1.9(b), which is attached hereto, is added in numerical order.

c. Existing Schedule 3.3(a) is deleted in its entirety and replaced with Schedule 3.3(a) attached hereto.

d. Existing Schedule 3.25 is deleted in its entirety and replaced with Schedule 3.25 attached hereto.

e. Existing Schedule 3.34 is deleted in its entirety and replaced with Schedule 3.34 attached hereto.

3. Waivers.

a. An Event of Default exists under Section 9.1(a) of the Credit Agreement (the “Payment Default”), as a result of Borrower’s failure to make the $241,186 amortization payment due March 31, 2013 pursuant to Section 1.9(b) of the Credit Agreement (the “March Payment”).  Furthermore, (i) with respect to the compliance period ending December 31, 2012, an Event of Default exists under each of Sections 1.2(b)(ii), 4.2(b), 5.20(a), 5.20(c), 6.1(g) and 6.19 of the Credit Agreement (the “Year End Defaults”), (ii) with respect to the compliance period ending March 31, 2013, an Event of Default exists under each of Sections 5.20(a), 5.20(c), and 6.1(g) of the Credit Agreement (the “First Quarter Defaults”), and (iii) Borrower is not in compliance with Section 3.5 of the Credit Agreement (the “Solvency Default”, and together with the Payment Default, the Year End Defaults and the First Quarter Defaults, collectively, the “Designated Defaults”), all as more particularly described on Annex 1.

b. Subject to the terms and conditions set forth in this Amendment, Administrative Agent and Lender agree to waive (i) the Designated Defaults, and (ii) the $241,186 amortization payment due April 30, 2013 pursuant to Section 1.9(b) of the Credit Agreement (the “April Payment”); but the waiver of the Payment Default and the April Payment shall be effective only through May 17, 2013, and the March Payment and April Payment shall be due and payable by Borrower on May 17, 2013.

c. Administrative Agent and Lender agree to waive Breakage Costs incurred by Borrower associated with the March Payment and April Payment if timely made pursuant to the terms of this Amendment.

d. Borrower has notified Administrative Agent that it is not in good standing under the laws of the State of Texas and thus an Event of Default exists under Section 3.1 of the Credit Agreement (the “Formation and Existence Defaults”).  Borrower represents that it is in the process of curing the Formation and Existence Defaults.  In reliance upon this representation and subject to the terms and conditions set forth in this Amendment Administrative Agent and Lender agree to waive the Formation and Existence Defaults, but said waiver shall be effective only through June 14, 2013.  On or before June 14, 2013, Borrower shall delivery to Administrative Agent certificates of good standing validly issued by the State of Texas.

e. Borrower has notified Administrative Agent that Oasis Petroleum is currently holding funds in suspense and thus an Event of Default exists under Section 3.36 of the Credit Agreement (the “Suspense of Proceeds Default”).  Borrower represents that it is in the process of curing the Suspense of Proceeds Default.  In reliance upon this representation and subject to the terms and conditions set forth in this Amendment Administrative Agent and Lender agree to waive the Suspense of Proceeds Default, but said waiver shall be effective only through June 14, 2013.  On or before June 14, 2013, Borrower shall delivery to Administrative Agent evidence satisfactory to Administrative Agent that this default has been cured.

f. Parent has notified Administrative Agent that it is not in good standing under the laws of the State of Delaware and Administrative Agent has determined that an Event of Default exists under Section 3.7 of the Pledge Agreement and Section 2.1 of the Guaranty (the “Parental Defaults”).  Parent represents that it is in the process of curing the Parental Defaults.  In reliance upon this representation and subject to the terms and conditions set forth in this Amendment Administrative Agent and Lender agree to waive the Parental Defaults, but said waiver shall be effective only through June 14, 2013.  On or before June 14, 2013, Parent shall delivery to Administrative Agent certificates of good standing validly issued by the State of Delaware.

g. NOTHING IN THIS AMENDMENT SHALL BE CONSTRUED TO WAIVE ANY OTHER DEFAULTS OR EVENTS OF DEFAULT, OTHER THAN THE DESIGNATED DEFAULTS, OR THE RIGHTS AND REMEDIES AVAILABLE TO ADMINISTRATIVE AGENT OR LENDER PURSUANT TO THE CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR BY OPERATION OF LAW OR OTHERWISE (WHICH RIGHTS SHALL BE CUMULATIVE) EXCEPT WITH RESPECT TO THE DESIGNATED DEFAULTS AND THE WAIVER EXPRESSLY SET FORTH HEREIN.

h. This is a limited waiver related to the matters specifically set forth in this Section 2, and nothing herein shall be construed to act as a continuing waiver by Lender or Administrative Agent of any other Default or Event of Default.  For the avoidance of doubt, the Year End Defaults and First Quarter Defaults are waived only for the applicable compliance period referenced in Section 2(a), and nothing herein shall be deemed to waive any Default under the applicable Sections of the Credit Agreement for any future compliance period.

4. Conditions to Effectiveness of Amendment and Waiver.  Notwithstanding the other conditions to the making of any Advance under Article VIII of the Credit Agreement, this Amendment and the waivers granted herein will become effective:

a. when this Amendment is signed and delivered by each of the Parties;and

b. upon receipt by Administrative Agent of an executed Advance Request requesting an Advance under the Term Loan, which Advance shall be used to repay all amounts outstanding under the Revolving Loan.

5.  Reaffirmation of Representations and Warranties; Additional Representations and Warranties.  Borrower, to induce Lender and Administrative Agent to enter into this Amendment, hereby reaffirms, as of the date hereof (except to the extent the previous representations and warranties speak as to a certain date), its representations and warranties contained in Article III of the Credit Agreement and in all other documents executed pursuant thereto, and additionally represents and warrants as follows:

a. The execution and delivery of this Amendment and the performance by Borrower of its obligations under this Amendment is within Borrower’s power, have been duly authorized by all necessary company action, have received all necessary governmental approvals (if any shall be required), and do not and will not contravene or conflict with (i) to Borrower’s knowledge, any provision of law applicable to Borrower in any respect that would reasonably be expected to have a Material Adverse Effect, (ii) Borrower’s Charter Documents, or (iii) any agreement binding upon Borrower or any of Borrower’s properties that would reasonably be expected to have a Material Adverse Effect.

b. This Amendment represents the legal, valid and binding obligation of Borrower enforceable against it in accordance with its terms except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles.

6.  Parent’s Representation and Ratification.

a. Parent represents and warrants to Administrative Agent that the Equity Interests in Parent which are owned by any member of the management team of Parent or any member of the XOG Group, and any agreements in force which provide for the issue or allotment of, or grant any such Person the right to call for the issue or allotment of, any Equity Interest in Parent, are set forth on Schedule 3.3(a) to this Amendment.

b. Parent reaffirms and ratifies its Guaranty in favor of Administrative Agent and the representations, warranties and covenants set forth in that Guaranty.

7.  Ratification of Liens and Security Interests.  Borrower hereby acknowledges and ratifies the existence and priority of the Liens granted by Borrower in favor of Administrative Agent for the benefit of Lender in and to the Collateral and represents, warrants and covenants that such Liens and security interests are valid, existing and in full force and effect.

8.  Release.  To further induce Administrative Agent and Lender to enter into this Amendment, Borrower forever releases Administrative Agent and Lender from any liability for actions or omissions in connection with the Credit Agreement and the other Loan Documents prior to the execution of this Amendment.

9.  Miscellaneous.  The Credit Agreement, as amended hereby, supersedes all prior agreements (written or oral) between Borrower, Administrative Agent and Lender with regard to the subject matters hereof.  This Amendment is a Loan Document.  Except as affected by this Amendment, the Loan Documents are unchanged and continue in full force and effect.  However, in the event of any inconsistency between the terms of the Credit Agreement as amended by this Amendment and any other Loan Document, the terms of the Credit Agreement will control and the other document will be deemed to be amended to conform to the terms of the Credit Agreement.  All references to the Credit Agreement will refer to the Credit Agreement as amended by this Amendment and any other amendments properly executed among the Parties.  Borrower agrees that all Loan Documents to which it is a party (whether as an original signatory or by assumption of the Obligations) remain in full force and effect and continue to evidence the legal, valid and binding obligations of Borrower enforceable in accordance with their terms except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principals (as the same are affected by this Amendment or are amended in connection with this Amendment).  Any course of dealing among Borrower, Administrative Agent, Lender or any other Person will not be deemed to have altered or amended the Credit Agreement or affected either Borrower’s, Administrative Agent’s or Lender’s right to enforce the Credit Agreement as written.  This Amendment will be binding upon and inure to the benefit of each of the undersigned and their respective successors and permitted assigns.

10.   Form.  Each agreement, document, instrument or other writing to be furnished to Administrative Agent and Lender under any provision of this instrument must be in form and substance satisfactory to Administrative Agent and its counsel.

11.  Counterpart Execution.  This Amendment may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart signature page of this Amendment by facsimile or electronic transmission is as effective as executing and delivering this Amendment in the presence of the other parties to this Amendment.

12.  Governing Law.  This Amendment and all transactions provided for in this Amendment will be governed by, interpreted and construed under and enforced pursuant to the laws of the State of New York, without regard to its conflicts of laws provisions.

13.  FINAL AGREEMENT.  THE LOAN DOCUMENTS, AS AMENDED BY OR IN CONNECTION WITH THIS AMENDMENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

Schedules and Annex

Schedule 1.6(c) – Authorized Signatories on Advance Requests

Schedule 1.9(b) – Amortization Schedule

Schedule 3.3(a) – Equity Interests

Schedule 3.25 – Unpaid Bills/Vendor List

Schedule 3.34 – Operators/Operating Agreements

Annex 1 - Defaults

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the date first written above.

BORROWER:

American Standard Energy, Corp.,
a Nevada corporation

By:  /s/ Scott Feldhacker
Name:  Scott Feldhacker
Title:    CEO-President

Parent joins in the execution of this Amendment solely in relation to Sections 3(f) and 6 above.

PARENT:

American Standard Energy Corp.,
a Delaware corporation

By: /s/ Scott Feldhacker
Name:   Scott Feldhacker
Title:  CEO

Signature Page to Fourth Amendment to Credit Agreement

IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the date first written above.

ADMINISTRATIVE AGENT AND A LENDER:

Macquarie Bank Limited,
a bank incorporated in accordance with the
laws of Australia

By:  /s/ Katie Choi
Name:  Katie Choi
Title:    Division Director
             Macquarie Bank Limited

By:   /s/  Robert McRobbie
Name:   Roberty McRobbie
Title:     Division Director
              Legal Risk Management

Macquarie POA No. 938 dated 22 November 2012,
expiring 30 November 2014, signed in Sydney